UNITED STATES
                    SECURITIES EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):
                          February 18, 2000

                           CI4NET.COM, INC.
       (Exact name of registrant as specified in its charter)


          DELAWARE                           13-4032991
          --------                           ----------
  (State or other jurisdiction             (I.R.S. Employer
  of incorporation or organization)        Identification No.)

  1 Rockefeller Plaza - Suite 1600
  New York, New York                            10020
  ----------------------------------            -----
  (Address of principal executive offices)    (Zip Code)

  Registrant's telephone number             (212) 225-6581
                                            --------------

Item 5.  Other Events

On February 18, 2000, Ci4net.com Inc. completed the final closing of its private placement of its Series A preferred stock, par value $0.001 per share (the "Series A Preferred Stock"), at a price of $10.00 per share of preferred stock in a strategic private placement (the "Private Placement"), resulting in net proceeds to the Company of approximately $57,200,000. Each preferred share is initially convertible into two shares of common stock. The conversion price is subject to adjustment in certain circumstances. The price at which the Series A Preferred Stock was sold was determined in December 1999 before the reverse merger with Leisure Concepts International Inc. The Private Placement was sold only to a limited number of accredited investors in a transaction pursuant to an exemption from the registration requirements of the Securities Act under 4(2) thereof, including Rule 506 of Regulation D promulgated thereunder.

On February 22, 2000, the Company issued a press release which reported the closing of the sale of shares of its Series A Preferred Stock. The press release is filed as an exhibit to this Current Report on Form 8-K pursuant to Rule 135c under the Securities Act of 1933, as amended.


Item 7. Exhibits.

Exhibit 99.1   Press Release.





                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     Ci4net.com Inc.

Date:  February 28, 2000
                                     By:
                                        Name:  Kevin Leech
                                        Title: Chairman

Exhibit Index

Exhibit Number            Description

99.1                      Press Release dated February 22, 2000

EXHIBIT 99.1


CI4NET.COM COMPLETES $60 MILLION STRATEGIC EQUITY PLACEMENT

BUILDS STRONG GLOBAL NETWORK FOR DEAL FLOW, TECHNOLOGY DUE
DILIGENCE AND GEOGRAPHIC DIVERSITY

LONDON, Feb. 22 /PRNewswire/ -- Ci4net.com, Inc. (OTC Bulletin
Board: CIFN - news), the Econet 4 Europe, today announced that it closed a $60 million strategic equity placement with a global syndicate including representation from the media and technology investing communities on both sides of the Atlantic. The financing will allow the company to build an even stronger global network for deal flow, technology due diligence and geographic diversity. These funds will further accelerate Ci4net.com's acquisition, investment and development of its economic network focused on European Business-to-Business, Business-to-Consumer, and Internet Infrastructure and Enabling Technology companies. Ci4net.com currently has majority holdings in 26 portfolio companies with a targeted run rate of more than $150 million for the calendar year 2000.

Participants in this round include Michael Jordan, Chairman of Luminant Worldwide Corp., Chairman and CEO of privately-held eOriginal, a Dell board member, and former Chairman and CEO of CBS Corporation; Larry Bouts, former Chairman and CEO of Six Flags Theme Parks, President of Toys "R" Us International and CFO of PepsiCo Foods International; Red Coat Capital, an U.S.-based media and technology growth stock fund; Ramius Capital, a financing boutique founded by the former Chairman of Salomon Brothers and CEO of Lehman Brothers; Nathan Gantcher, former CEO of CIBC Oppenheimer; Chris Blair Asset Management, founded by the former portfolio manager of Morgan Stanley Dean Witter's technology funds; Counsel Corporation, a New York-based venture capital firm led by Allan Silber that is focused on B2B investing in the U.S. and Canada; Digital Century, founded by Rajiv Chaudhri the Goldman Sachs' semiconductor analyst for 12 years; TIU Fund, Dublin-based technology consulting and iBanking consortium; IndiGo Capital LLC, an Internet Venture Catalyst; and Value Management Research, a Frankfurt-based technology venture capital fund with over $1 billion ($US) under management.

Greg Osborn, founding member of IndigGo Capital LLC, said, "This is one of the finest quality deals we have seen in a long time. We continue to be extremely impressed with the strategic business plan Ci4net.com developed and its ability to exceed all performance targets. We fundamentally believe Ci4net.com will become the standard by which all other Econets are measured."

Kevin Leech, Chairman of Ci4net.com, commented, "We are pleased at the overwhelming reception we received from the global financial community. Because we were oversubscribed on this round, we were able to select leading Internet investors who will help us with deal flow and insights into emerging Internet trends and business models. We remain focused on maximizing shareholder value by creating more than just another Internet holding company. Our goal is to become the Econet 4 Europe by providing partner companies with all the essential resources and assistance needed to ultimately make it to market faster."

About Ci4net.com

Ci4net.com is a European economic network, or "Econet". The Company currently owns 50% or more of 26 Internet companies involved in Business-to-Business, Business-to-Consumer, e-Commerce and infrastructure. Ci4net.com is focused on adding value at all stages of a company's development via its network. Ci4net.com can provide infrastructure technologies, operational and management resources and synergistic access to a network of portfolio companies. For more information visit Web site http://www.ci4net.com.

Forward-Looking Statements:

When used in this discussion, the words "expects," "believes," and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: development, shipment, market acceptance and additional competition from existing and new competitors which will impact new customers. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: US - Investors - David Pasquale, 917-639-4277, or Media
- Connie Lee, 917-639-4112, both of The Ruth Group, for
Ci4net.com; or U.K. - Martin Forrest, 011-44-171-232-4592, or
Paul Bimson, 011-44-171-232-4599, both of Cubitt Consulting, for
Ci4net.com.